Exhibit 3.1

AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
CANDEL THERAPEUTICS, INC.

The Amended and Restated Bylaws (the “Bylaws”), of Candel Therapeutics, Inc., a Delaware corporation (the “Company”), are hereby amended as follows, effective as of May 29, 2024.

1.
Section 5 of ARTICLE I of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Quorum. One third of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.”

2.
Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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CANDEL THERAPEUTICS, INC.

CERTIFICATE OF ADOPTION OF

AMENDMENT TO AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Candel Therapeutics, Inc., a Delaware corporation, and that the foregoing Amendment to the Amended and Restated Bylaws constitutes the entire amendment to the Amended and Restated Bylaws, as duly adopted by the Board of Directors on May 29, 2024.

/s/ Charles Schoch

__________________________

Charles Schoch

Secretary